                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                           THE SEAGRAM COMPANY LTD.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                            THE SEAGRAM COMPANY LTD.

                                 [SEAGRAM LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of The Seagram Company Ltd. (the "Corporation") will be held at Le Centre Sheraton, 1201 Rene-Levesque Boulevard West, in the City of Montreal, Province of Quebec, on Wednesday, the 4(th) day of November, 1998, at 11:30 a.m. (E.S.T.) for the following purposes:

     1. To receive the Report of Directors and Consolidated Financial Statements of the Corporation for the fiscal year ended June 30, 1998;

     2.   To elect directors;

     3. To consider and, if deemed advisable, to approve the amendment to the Corporation's 1996 Stock Incentive Plan set forth in the accompanying Proxy Circular;

     4.   To appoint auditors; and

     5. To transact such other business as may properly come before the Meeting.

      Montreal, Quebec, September 18, 1998.  BY ORDER OF THE BOARD OF DIRECTORS,

                                                   /S/ MICHAEL C. L. HALLOWS

                                                     MICHAEL C. L. HALLOWS

                                                           Secretary

                      ------------------------------------

                                   IMPORTANT

SHAREHOLDERS WHO ARE UNABLE TO ATTEND THE MEETING IN PERSON ARE
REQUESTED TO COMPLETE, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE
                      ENVELOPE PROVIDED FOR THAT PURPOSE.

                      ------------------------------------

     On peut se procurer l'edition francaise de cet avis de l'assemblee, de la procuration et de la circulaire de sollicitation de procurations en ecrivant au Secretaire, La Compagnie Seagram Ltee, 1430, rue Peel, Montreal (Quebec) H3A 1S9; ADDRESSE ELECTRONIQUE: SHAREHOLDERS*ACTIONNAIRES@SEAGRAM.COM.

                            THE SEAGRAM COMPANY LTD.
                                1430 Peel Street
                        Montreal, Quebec, Canada H3A 1S9
                      ------------------------------------

                         ANNUAL MEETING OF SHAREHOLDERS

                                 PROXY CIRCULAR

     This Proxy Circular is furnished to shareholders in connection with the solicitation by the Board of Directors of The Seagram Company Ltd. (the "Corporation") of proxies to be voted at the Annual Meeting of Shareholders of the Corporation (the "Meeting") to be held at the time and place and for the purposes set forth in the accompanying notice and at any and all adjournments thereof. There is enclosed herewith a notice of the Meeting and proxy for use at the Meeting. There is also enclosed a copy of the Report of Directors and Consolidated Financial Statements of the Corporation for the fiscal year ended June 30, 1998 (the "Fiscal Year"), to be placed before the shareholders at the Meeting pursuant to the requirements of the Canada Business Corporations Act, but such Report is not deemed to be proxy soliciting material. Except as otherwise stated, the information contained herein is given as of August 31, 1998. The approximate date this Proxy Circular will be first mailed to shareholders is September 18, 1998. Only the holders of record of common shares (the "Shares") of the Corporation at the close of business on September 16, 1998 will be entitled to receive notice of the Meeting.

     All dollar amounts stated herein are expressed in United States currency except where otherwise indicated.

SOLICITATION OF PROXIES

     THE ENCLOSED PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF THE CORPORATION and the expenses of solicitation of proxies will be borne by the Corporation. The solicitation will be made primarily by mail, but officers and regular employees of the Corporation may also solicit proxies by telephone, telegraph, facsimile or in person. The Corporation also has retained D. F. King & Co., Inc. to assist in soliciting proxies for a fee of $6,000 plus reimbursement of reasonable out-of-pocket expenses. In connection with its general engagement to provide shareholder services for the Corporation, CIBC Mellon Trust Company also assists in soliciting proxies in Canada.

APPOINTMENT OF PROXIES

     EACH SHAREHOLDER MAY APPOINT A PERSON (WHO NEED NOT BE A SHAREHOLDER) OTHER THAN THE PERSONS NAMED IN THE ENCLOSED PROXY TO REPRESENT HIM OR HER AT THE MEETING BY INSERTING SUCH PERSON'S NAME IN THE BLANK SPACE PROVIDED IN THE ENCLOSED PROXY OR BY COMPLETING ANOTHER PROPER PROXY. IN EITHER CASE, SUCH COMPLETED PROXY SHOULD BE RETURNED IN THE ENCLOSED ENVELOPE PROVIDED FOR THAT PURPOSE FOR DELIVERY BEFORE THE MEETING OR SHOULD BE DELIVERED TO THE SECRETARY OF THE CORPORATION AT 1430 PEEL STREET, MONTREAL, QUEBEC, NOT LATER THAN 5 P.M. ON TUESDAY, NOVEMBER 3, 1998.

REVOCATION OF PROXIES

     A shareholder giving a proxy pursuant to this solicitation may revoke such proxy by instrument in writing executed by the shareholder or by his attorney duly authorized in writing or, if the shareholder is a corporation, by an officer or attorney thereof duly authorized, and deposited either at the executive offices or the registered office of the Corporation at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, or with the Chairman of the Meeting on the day of the Meeting, or any adjournment thereof.

VOTING OF THE SHARES AT THE MEETING

     The persons named in the enclosed proxy will vote the Shares in respect of which they are appointed in accordance with the directions of the shareholder appointing them. IN THE ABSENCE OF SUCH DIRECTIONS, SUCH SHARES WILL BE VOTED
(i) FOR THE ELECTION OF DIRECTORS, (ii) FOR THE APPROVAL OF THE AMENDMENT TO THE CORPORATION'S 1996 STOCK INCENTIVE PLAN AS SET FORTH IN THIS PROXY CIRCULAR AND
(iii) FOR THE APPOINTMENT OF AUDITORS, ALL AS STATED UNDER THE APPLICABLE HEADINGS IN THIS PROXY CIRCULAR.

     The enclosed proxy confers discretionary authority upon the persons named therein with respect to amendments to or variations of matters identified in the notice of Meeting and with respect to such other matters as may properly come before the Meeting. Management does not intend to present any other matters for action at the Meeting and has no knowledge that any person intends to present any matters that may be properly presented at the

Meeting. However, if any other matters properly come before the Meeting, the persons named in the proxy shall vote the Shares represented by such proxies in accordance with their judgment on such matters.

     Holders of Shares listed as shareholders at the close of business on September 16, 1998 will be entitled to one vote for each Share held, except that if such a holder subsequently transfers the ownership of a Share and the transferee establishes that he or she owns such Share and requests not later than ten days before the Meeting that he or she be included on the shareholders' list, such transferee (and not his or her transferor) will be entitled to vote such Share at the Meeting. As of August 31, 1998, the Corporation had outstanding 347,450,648 Shares, and there were outstanding options which are currently exercisable or become exercisable within 60 days to acquire an additional 21,520,006 Shares.

                                SHARE OWNERSHIP

PRINCIPAL HOLDERS OF SHARES

     As of August 31, 1998, descendants of the late Samuel Bronfman and trusts established for their benefit beneficially owned directly or indirectly an aggregate of 119,923,154 Shares, constituting approximately 34.52 % of the outstanding Shares, and held options which are currently exercisable or become exercisable within 60 days to acquire an additional 3,775,723 Shares. This amount includes the Shares owned by the following persons, who are the only persons known by the Corporation to own beneficially, or exercise control or direction over, more than 5% of the outstanding Shares as of August 31, 1998.

                                                                                Percentage
                                                                  Number         of Shares
                     Beneficial Owner                            of Shares      Outstanding
                     ----------------                          -------------    -----------
EDGAR MILES BRONFMAN TRUST.................................       60,704,604(1)   17.47%
C. BRONFMAN FAMILY TRUST,
CHARLES ROSNER BRONFMAN FAMILY TRUST,
CHARLES BRONFMAN TRUST,
CHARLES BRONFMAN TRUST II,
CHARLES R. BRONFMAN TRUST AND
CHARLES ROSNER BRONFMAN DISCRETIONARY TRUST................       51,522,760(2)   14.83%

---------------
(1) Includes 59,218,088 Shares owned indirectly by the Edgar Miles Bronfman Trust, 375 Park Avenue, New York, New York, a trust established for the benefit of Edgar M. Bronfman and his descendants (the "EMBT"), through its 99% interest in Bronfman Associates, a partnership of which Edgar M. Bronfman is the managing general partner, and 1,486,516 Shares owned directly by the PBBT/Edgar Miles Bronfman Family Trust, a trust established for the benefit of Edgar M. Bronfman and his descendants (the "PBBT/EMBFT"). The trustees of the EMBT and the PBBT/EMBFT include Edgar M. Bronfman and Edgar Bronfman, Jr.

(2) Includes 17,320,000 Shares owned indirectly by the C. Bronfman Family Trust (the "C.BFT"), c/o Chancery Chambers, Chancery House, High Street, Bridgetown, Barbados, 24,800,000 Shares owned by the Charles Rosner Bronfman Family Trust (the "CRBFT"), c/o Goodman Phillips & Vineberg, 1501 McGill College Avenue, Montreal, Quebec, 1,700,000 Shares owned by the Charles Bronfman Trust (the "CBT"), 5,000,000 Shares owned by the Charles Bronfman Trust II (the "CBT II") and 1,700,000 Shares owned by the Charles R. Bronfman Trust (the "CR.BT"), each c/o Goodman Phillips & Vineberg, 430 Park Avenue, New York, New York, and 1,002,760 Shares owned by the Charles Rosner Bronfman Discretionary Trust (the "CRBDT"), c/o Bergman, Horowitz & Reynolds, 157 Church Street, New Haven, Connecticut. The C.BFT, the CRBFT, the CBT, the CBT II, the CR.BT and the CRBDT are trusts established for the benefit of Charles R. Bronfman and his descendants. The trustees of the CRBFT include Arnold M. Ludwick.

     In addition, as of August 31, 1998 Phyllis Lambert owned directly or indirectly 1,000,000 Shares and trusts for the benefit of the family of the late Minda de Gunzburg and members of her immediate family owned directly or indirectly an aggregate of 2,517,212 Shares.

     Edgar M. Bronfman, Charles R. Bronfman, Phyllis Lambert and the late Minda de Gunzburg are siblings. Edgar M. Bronfman and Charles R. Bronfman are directors and officers of the Corporation. Edgar Bronfman, Jr. is a son of Edgar
M. Bronfman and a director and officer of the Corporation and Samuel Bronfman II is a son of Edgar M. Bronfman and a director of the Corporation. Arnold M. Ludwick is an officer of the Corporation.

     Pursuant to a voting trust agreement dated August 3, 1984, as amended (the "Bronfman voting trust agreement"), Charles R. Bronfman serves as voting trustee for 700,000 Shares owned by the CRBDT and Shares beneficially owned directly or indirectly by the EMBT, the PBBT/EMBFT, the C.BFT, the CRBFT, the CBT, the CBT II, the CR.BT and two charitable foundations, of which Charles R. Bronfman and Arnold M. Ludwick are among the directors, that owned collectively 3,874,164 Shares as of August 31, 1998. The Bronfman voting trust agreement has a term of 20 years and contains no restrictions on the right of the voting trustee to vote the deposited Shares. As of August 31, 1998, 115,798,768 Shares were subject to the Bronfman voting trust agreement.

     Pursuant to a voting trust agreement dated as of May 15, 1986 (the "de Gunzburg voting trust agreement"), Edgar M. Bronfman, Charles R. Bronfman, Stanley N. Bergman, Guido Goldman and Leonard M. Nelson serve as voting trustees for Shares beneficially owned directly or indirectly by trusts for the benefit of the family of the late Minda de Gunzburg and by members of her immediate family. Messrs. Bergman, Goldman and Nelson, whose address is c/o First Spring Corporation, 499 Park Avenue, New York, New York, are the trustees of such trusts. The de Gunzburg voting trust agreement has a term of 15 years and contains no restrictions on the right of the voting trustees to vote the deposited Shares. As of August 31, 1998, 2,516,332 Shares were subject to the de Gunzburg voting trust agreement.

     Shares owned directly or indirectly by the EMBT, the PBBT/EMBFT, the C.BFT, the CRBFT, the CBT, the CBT II, the CR.BT, the CRBDT, the trusts established for the benefit of the family of the late Minda de Gunzburg and by members of her immediate family, the charitable foundations referred to above and Phyllis Lambert are subject to an agreement governing dispositions of Shares. The agreement, entered into as of August 3, 1984, as amended, has a term of 20 years and permits transfers by each of the four branches of the family within its family group. However, transfers to third parties are subject to a right of first refusal in favour of the other branches of the family.

SHARE OWNERSHIP OF MANAGEMENT

     Set forth below is the number of Shares which each of the directors of the Corporation and nominees for director, each of the persons named in the "Summary Compensation Table" and the directors and executive officers of the Corporation as a group owned beneficially, or exercised control or direction over, as of August 31, 1998. Each trustee of a trust or a charitable foundation may be deemed to be the beneficial owner of the Shares held by the trust or foundation. Because certain persons listed below serve as trustees of the same trusts or charitable foundations, there are substantial duplications in the number of shares and percentages shown in the table.

                                                                              Percentage        Deferred
                                                             Number of         of Shares         Share
                     Beneficial Owner                         Shares          Outstanding       Units(1)
                     ----------------                       -----------    -----------------    --------
Edgar M. Bronfman.........................................   61,711,561(2)     17.72    %             --
The Hon. Charles R. Bronfman, P.C., C.C. .................   55,849,421(3)     16.05    %             --
Edgar Bronfman, Jr. ......................................   63,385,102(4)     18.12    %             --
Samuel Bronfman II........................................      357,541(5)       *                    --
Matthew W. Barrett, O.C. .................................        1,000          *                 3,115
Laurent Beaudoin, C.C.....................................           --(6)      --                 1,518
Frank J. Biondi, Jr. .....................................    1,000,500(7)       *                    --
Richard H. Brown..........................................        1,000          *                 1,670
The Honourable William G. Davis, P.C., C.C., Q.C. ........          982          *                    --
Andre Desmarais...........................................        5,000          *                   954
Barry Diller..............................................        1,000(8)       *                 1,112
Michele J. Hooper.........................................        2,482          *                    --
David L. Johnston, C.C. ..................................          400          *                 3,313
The Honourable E. Leo Kolber, Senator.....................        4,240          *                 3,189
Marie-Josee Kravis, O.C. .................................          400          *                 2,504
Robert W. Matschullat.....................................      645,500(9)       *                    --
C. Edward Medland.........................................        6,000          *                 3,326
Samuel Minzberg...........................................           --         --                 1,171
John S. Weinberg..........................................        6,500(10)       *                3,350
Directors and executive officers as a group...............  123,269,574(11)     34.80    %

---------------
  * Less than 1%

 (1) See "Compensation of Directors" for a description of the deferred share units under The Seagram Company Ltd. Stock Plan for Non-Employee Directors.

 (2) Includes 59,218,088 Shares owned indirectly by the EMBT and 1,486,516 Shares owned directly by the PBBT/EMBFT, trusts for which Mr. Bronfman serves as a trustee, 240 Shares owned directly by Mr. Bronfman, 763,921 Shares issuable upon the exercise of currently exercisable options, 1,840 Shares owned by Mr. Bronfman's spouse, 600 Shares owned directly by his children (other than Edgar Bronfman, Jr. and Samuel Bronfman II), 356 Shares owned by an estate for which Mr. Bronfman is an executor, and 240,000 Shares owned by a charitable foundation of which Mr. Bronfman is among the trustees. Mr. Bronfman disclaims beneficial ownership of the foregoing Shares, except to the extent of his beneficial interest in the EMBT and the PBBT/EMBFT and with respect to Shares owned directly by him. In addition, Mr. Bronfman serves as a voting trustee with respect to the 2,516,332 Shares subject to the de Gunzburg voting trust agreement with respect to which Mr. Bronfman disclaims beneficial ownership.

 (3) Includes 17,320,000 Shares owned directly by the C.BFT, 24,800,000 Shares owned directly by the CRBFT, 1,700,000 Shares owned directly by the CBT, 5,000,000 Shares owned directly by the CBT II, 1,700,000 Shares owned directly by the CR.BT and 700,000 Shares owned directly by the CRBDT, trusts for which Mr. Bronfman serves as the voting trustee, 454,901 Shares issuable upon exercise of currently exercisable options, 12,000 Shares owned by Mr. Bronfman's spouse, 48,000 Shares owned directly by his children, 356 Shares owned by an estate for which Mr. Bronfman is an executor, and 4,114,164 Shares owned by three charitable foundations of which Mr. Bronfman is among the directors or trustees. Mr. Bronfman disclaims beneficial ownership of the foregoing Shares. In addition, Mr. Bronfman serves as the voting trustee with respect to 60,704,604 Shares held by the EMBT and the PBBT/EMBFT subject to the Bronfman voting trust agreement and as a voting trustee with respect to 2,516,332 Shares subject to the de Gunzburg voting trust agreement with respect to which Mr. Bronfman disclaims beneficial ownership.

 (4) Includes 59,218,088 Shares owned indirectly by the EMBT and 1,486,516 Shares owned directly by the PBBT/EMBFT, trusts for which Mr. Bronfman serves as a trustee, 240 Shares owned directly by Mr. Bronfman, 2,439,600 Shares issuable upon exercise of options which are currently exercisable or become exercisable within 60 days, 240,000 Shares owned by a charitable foundation of which Mr. Bronfman is among the trustees and 658 Shares in which Mr. Bronfman has an indirect interest through an investment in the Retirement Savings and Investment Plan for Employees of Joseph E. Seagram & Sons, Inc. and Affiliates (based on the value of such investment as of August 31, 1998). Mr. Bronfman disclaims beneficial ownership of the foregoing Shares, except to the extent of his beneficial interest in the EMBT and the PBBT/EMBFT and with respect to Shares owned directly by him.

 (5) Includes 240 Shares owned directly by Mr. Bronfman, 117,301 Shares issuable upon exercise of currently exercisable options and 240,000 Shares owned by a charitable foundation of which Mr. Bronfman is among the trustees. Mr. Bronfman disclaims beneficial ownership of the foregoing Shares except the Shares owned directly by him.

 (6) Does not include 300 Shares held by Gestion Claire B. Beaudoin Inc., a company owned by Mr. Beaudoin's wife. Mr. Beaudoin disclaims beneficial ownership of the foregoing Shares.

 (7) Includes 500 Shares owned directly by Mr. Biondi and 1,000,000 Shares issuable upon exercise of currently exercisable options. See "Employment and Consulting Agreements". Mr. Biondi disclaims beneficial ownership of the foregoing Shares except with respect to Shares owned directly by him.

 (8) Includes 1,000 Shares held by Ranger Investments, L.P., a limited partnership in which Mr. Diller owns a 99% interest.

 (9) Includes 100,000 Shares owned directly by Mr. Matschullat and 545,500 Shares issuable upon exercise of options which are currently exercisable or become exercisable within 60 days. See "Employment and Consulting Agreements". Mr. Matschullat disclaims beneficial ownership of the foregoing Shares except with respect to Shares owned directly by him.

(10) Includes 1,000 Shares owned directly and 5,500 Shares owned by a trust established for the benefit of Mr. Weinberg for which he serves as a trustee.

(11) Includes 6,734,368 Shares issuable upon exercise of options which are currently exercisable or become exercisable within 60 days.

                             ELECTION OF DIRECTORS

NOMINEES FOR DIRECTOR

     The persons named in the enclosed proxy, unless otherwise directed by the shareholder appointing them, intend to vote at the Meeting for the election of all the nominees whose names are set forth below. Management does not contemplate that any of the nominees will be unable to serve as a director but, if such inability occurs for any reason prior to the Meeting, the persons named in the enclosed proxy reserve the right to vote, in their discretion, the Shares represented by such proxy for the election of any other person or persons nominated by the Board of Directors. Each director elected will hold office until the next annual meeting of shareholders and until his or her successor is duly elected, unless his or her office is earlier vacated in accordance with the By-Laws of the Corporation.

     Certain information is given in the following table with respect to the nominees for director of the Corporation. All such persons have been engaged in the occupation or employment set forth opposite their respective names in their current capacities for more than five years except where indicated. Statements contained in such table with respect to each nominee are based upon information obtained from the person concerned.

     Following consummation of the Corporation's offer to acquire all of the issued shares of PolyGram N.V. ("PolyGram"), the Corporation has agreed to appoint Cornelis Boonstra, the Chairman of the Board of Management and the President of Koninklijke Philips Electronics N.V. ("Philips"), to the Board of Directors. See "Transactions with Directors and Others."

----------------------------------------------------------------------------------------------------------
                                                                                                Director
                Name                    Age     Principal occupation and other information       since
----------------------------------------------------------------------------------------------------------

EDGAR M. BRONFMAN....................   69    Chairman of the Board of the Corporation since
                                              June 1994. Previously, he was also Chief
                                              Executive Officer..............................     1955

THE HONOURABLE
  CHARLES R. BRONFMAN,
  P.C., C.C..........................   67    Co-Chairman of the Board and Chairman of the
                                              Executive Committee of the Corporation. Mr.
                                              Bronfman is also Chairman of Koor Industries
                                              Limited and a director of Power
                                              Corporation of Canada. ........................     1958

EDGAR BRONFMAN, JR...................   43    President and Chief Executive Officer of the
                                              Corporation since June 1994. Previously, he was
                                              President and Chief Operating Officer. Mr.
                                              Bronfman is also a director of USA Networks,
                                              Inc............................................     1988

SAMUEL BRONFMAN II...................   44    President of Seagram Chateau & Estate Wines
                                              Company (a division of Joseph E. Seagram &
                                              Sons, Inc., a subsidiary of the Corporation).
                                              He also has served as Chairman of The Seagram
                                              Beverage Company (a division of Joseph E.
                                              Seagram & Sons, Inc.) since July 1998..........     1991

MATTHEW W. BARRETT, O.C..............   53    Chairman and Chief Executive Officer of Bank of
                                              Montreal (a financial institution). Mr. Barrett
                                              is also a director of The Molson Companies
                                              Limited........................................     1995

LAURENT BEAUDOIN, C.C................   60    Chairman and Chief Executive Officer of
                                              Bombardier Inc. (a transportation, aerospace
                                              and motorized products company)................     1997

----------------------------------------------------------------------------------------------------------
                                                                                                Director
                Name                    Age     Principal occupation and other information       since
----------------------------------------------------------------------------------------------------------
FRANK J. BIONDI, JR..................   53    Chairman and Chief Executive Officer of
                                              Universal Studios, Inc. ("Universal") since
                                              April 1996. Previously, he was President, Chief
                                              Executive Officer and a director of Viacom Inc.
                                              Mr. Biondi is also a director of The Bank of
                                              New York, USA Networks, Inc. and Vail Resorts
                                              Inc. ..........................................     1996

RICHARD H. BROWN.....................   51    Chief Executive of Cable and Wireless plc (a
                                              provider of international telecommunications
                                              services) since July 1996. From May 1995 to
                                              July 1996 he served as President and Chief
                                              Executive Officer of H & R Block, Inc. and from
                                              January 1993 to April 1994 he was Vice Chairman
                                              of Ameritech Corporation. Mr. Brown is also
                                              Chairman of Hong Kong Telecommunications
                                              Limited and Cable & Wireless Communications plc
                                              and a director of Pharmacia and Upjohn,
                                              Inc. ..........................................     1997

THE HONOURABLE WILLIAM G. DAVIS,
  P.C., C.C., Q.C....................   69    Counsel to Tory Tory DesLauriers & Binnington
                                              (attorneys). Mr. Davis is also a director of
                                              Algoma Steel Inc., Canadian Imperial Bank of
                                              Commerce, Corel Corporation, Dylex Limited,
                                              First American Financial Corporation, First
                                              American Title Insurance Company, Gentra Inc.,
                                              International Comfort Products Corporation,
                                              Magna International Inc., Magellan Aerospace
                                              Corporation, NIKE Canada Ltd., Power
                                              Corporation of Canada and St. Lawrence Cement
                                              Inc............................................     1985

ANDRE DESMARAIS......................   41    President and Co-Chief Executive Officer of
                                              Power Corporation of Canada (a holding and
                                              management company) and Deputy Chairman of
                                              Power Financial Corporation since May 1996.
                                              From May 1994 to May 1996 he was Chairman of
                                              Power Pacific Corporation Limited. Previously
                                              he was President and Chief Operating Officer of
                                              Power Corporation of Canada. Mr. Desmarais is
                                              also a director of Audiofina S.A., Bombardier
                                              Inc., CLT-UFA, Citic Pacific Limited, Groupe
                                              Bruxelles-Lambert S.A., Great-West Lifeco Inc.,
                                              The Great-West Life Assurance Company,
                                              Investors Group Inc., London Insurance Group
                                              Inc. and Pargesa Holding S.A...................     1997

----------------------------------------------------------------------------------------------------------
                                                                                                Director
                Name                    Age     Principal occupation and other information       since
----------------------------------------------------------------------------------------------------------
BARRY DILLER.........................   56    Chairman and Chief Executive Officer of USA
                                              Networks, Inc. (a diversified media and
                                              electronic commerce company formerly known as
                                              HSN, Inc.) since February 1996. From August
                                              1995 he was Chairman and Chief Executive
                                              Officer of Silver King Communications, Inc. and
                                              from November 1995 he was Chairman of Home
                                              Shopping Network, Inc. until the merger of
                                              these companies into HSN, Inc. in December
                                              1996. From December 1992 to December 1994 he
                                              served as Chairman and Chief Executive Officer
                                              of QVC, Inc. Previously, he served as the
                                              Chairman and Chief Executive Officer of Fox,
                                              Inc. Mr. Diller is also a director of Golden
                                              Books Family Entertainment, Inc. ..............     1998

MICHELE J. HOOPER....................   47    President and Chief Executive Officer of
                                              Stadtlander Drug Co., Inc. (a health services
                                              company) since July 1, 1998. From November 1992
                                              to June 1998 she served as Corporate Vice
                                              President of Caremark International Inc. She
                                              also served as President of the International
                                              Business Group of Caremark International Inc.
                                              from November 1992 to June 1998. Ms. Hooper is
                                              also a director of Dayton Hudson Corporation
                                              and PPG Industries.............................     1996

DAVID L. JOHNSTON, C.C...............   57    Professor of Law at McGill University (an
                                              educational institution) since July 1994.
                                              Previously, he was also Principal and
                                              Vice-Chancellor. Mr. Johnston is also a
                                              director of CT Financial Services Inc., Emco
                                              Limited and The CGI Group Inc..................     1987

THE HONOURABLE
  E. LEO KOLBER, SENATOR.............   69    Member of The Senate of Canada. Previously, he
                                              was also Chairman of the Board of Claridge Inc.
                                              from June 1987 to September 1993. Senator
                                              Kolber is also a director of Loews Cineplex
                                              Entertainment Corporation. ....................     1971

MARIE-JOSEE KRAVIS, O.C..............   48    Senior Fellow of Hudson Institute Inc. (a
                                              non-profit economics research institute) since
                                              March 1994. Previously, she was Executive
                                              Director of The Hudson Institute of Canada Inc.
                                              Mrs. Kravis is also a director of Canadian
                                              Imperial Bank of Commerce, Hasbro, Inc.,
                                              Hollinger International Inc., Ford Motor
                                              Company and UniMedia Inc. .....................     1985

ROBERT W. MATSCHULLAT................   50    Vice Chairman and Chief Financial Officer of
                                              the Corporation since October 1995. Previously,
                                              he was Managing Director and Head of Worldwide
                                              Investment Banking for Morgan Stanley & Co.,
                                              Inc. and a director of Morgan Stanley Group,
                                              Inc. Mr. Matschullat is also a director of
                                              Transamerica Corporation and USA Networks,
                                              Inc. ..........................................     1995

----------------------------------------------------------------------------------------------------------
                                                                                                Director
                Name                    Age     Principal occupation and other information       since
----------------------------------------------------------------------------------------------------------
SAMUEL MINZBERG......................   49    President and Chief Executive Officer of
                                              Claridge Inc. (a management company) since
                                              January 1, 1998. Previously, he was a partner
                                              and Chairman of the Montreal office of Goodman
                                              Phillips & Vineberg (attorneys). Mr. Minzberg
                                              is also a director of Koor Industries Limited
                                              and USA Networks, Inc. and is of counsel to the
                                              Montreal office of Goodman Phillips &
                                              Vineberg.......................................     1998

JOHN S. WEINBERG.....................   41    Managing Director of Goldman, Sachs & Co.
                                              (investment bankers) since December 1996.
                                              Previously, he was a general partner of
                                              Goldman, Sachs & Co. ..........................     1995

                              CORPORATE GOVERNANCE

GENERAL

     In May 1995, both the Toronto Stock Exchange (the "TSE") and the Montreal Exchange adopted a requirement that each company incorporated in Canada and listed on such exchanges disclose its corporate governance practices with reference to the guidelines contained in the final report of the Committee on Corporate Governance of the TSE (the "TSE Report"). In accordance with those listing requirements, a description of the Corporation's governance practices with reference to the guidelines set out in the TSE Report, including differences from the guidelines, is set forth below.

BOARD OF DIRECTORS

     Stewardship. The Board of Directors is responsible for the overall stewardship of the Corporation and for oversight of management to assure protection of shareholder interests. The Board relies upon management for the development of the overall corporate and individual business unit strategies. The Board evaluates the strategic direction of the Corporation, for which management prepares annual business and longer range strategic plans.

     The Board, directly and through its Audit Committee, is responsible for identifying the principal risks of the Corporation's businesses and ensuring the implementation of appropriate strategies and systems to manage those risks. The Board, directly and through its Audit Committee, assesses the integrity of the Corporation's internal controls, including computer-based systems.

     It is the Board's responsibility to select the chief executive officer, to provide for his or her successor and directly and through its Human Resources Committee, to evaluate the performance of the chief executive officer. The Board appoints the principal officers of the Corporation and is responsible, directly and through its Human Resources Committee, for the evaluation of the performance of the principal officers of the Corporation and for development, training and succession planning for senior management.

     The Corporation maintains an active investor relations program. Oral and written inquiries from shareholders, the investment community and the general public are responded to by the Secretary of the Corporation or the Vice President, Investor Relations of Joseph E. Seagram & Sons, Inc. ("JES"). The Board is advised of inquiries when appropriate. The investor relations program also includes periodic presentations to the investment community. The Board believes that the existing program facilitates effective communication with the Corporation's shareholders, the general public, and the investment community. The Board, directly and through its Audit Committee, reviews the interim and annual financial results and approves the management proxy circular.

     Size and Relatedness. The Board is currently composed of 19 directors; there are 18 nominees seeking election at the Meeting. The Board believes that ten of its current directors are "unrelated" to the Corporation as defined in the TSE Report, i.e., independent of management and free from any business or other relationship, which could, or could reasonably be perceived to, materially interfere with the director's ability to act with a view to the best interests of the Corporation, other than interests and relationships arising from shareholdings. Six directors are "related" to the Corporation because they are members of management, namely Edgar M. Bronfman, Chairman of the Board, The Honourable Charles R. Bronfman, Co-Chairman of the Board, Edgar Bronfman, Jr., President and

Chief Executive Officer, Samuel Bronfman II, President of Seagram Chateau & Estate Wines Company and Chairman of The Seagram Beverage Company, Robert W. Matschullat, Vice Chairman and Chief Financial Officer of the Corporation and Frank J. Biondi, Jr., Chairman and Chief Executive Officer of Universal. In addition, three directors may be regarded as "related" in that they hold senior positions with companies which have substantial ongoing business relationships with the Corporation, namely Matthew W. Barrett, Chairman and Chief Executive Officer of the Bank of Montreal, Barry Diller, Chairman and Chief Executive Officer of USA Networks, Inc., and John S. Weinberg, Managing Director of Goldman, Sachs & Co. Although nine members of the current Board may be considered to qualify as "related" directors within the meaning of the TSE Report, a majority (13) of the Corporation's 19 directors are not current officers or employees of the Corporation or any of its affiliates and are therefore "outside" directors as defined in the TSE Report. C. Edward Medland will not be standing for re-election at the Meeting. Accordingly, if all nominees are elected, the number of directors who are "unrelated" will decrease to nine and the number of "outside" directors will decrease to 12. The Board believes that all members of the Board, regardless of the existence of relationships to the Corporation, exercise independent judgment with a view to the best interests of the Corporation, and believes that the Corporation benefits from the knowledge, experience and mix of skills which its directors bring to the Board. For information with respect to Cornelis Boonstra, who is to become a director of the Corporation after the Corporation's acquisition of PolyGram, see "Transactions with Directors and Others". The Corporation has no shareholder who qualifies as a "significant shareholder" within the meaning of the TSE Report, i.e., a shareholder with the ability to exercise a majority of the votes for the election of the Board of Directors. However, for information regarding the shareholdings of the descendants of Samuel Bronfman, the founder of the Corporation, and trusts established for their benefit, see "Share Ownership".

     The Chairman of the Board, Edgar M. Bronfman, while separate from the Chief Executive Officer ("CEO"), is a "related" director. Mr. Bronfman served as CEO for 19 years and has been a member of the Board for 43 years. The Board believes that since the founding family retains substantial shareholdings in the Corporation and members of that family have been, and continue to be, primarily responsible for the management and development of the business, their depth of experience and commitment, as well as long-range vision and strategic focus, constitute an invaluable resource that provides continuity for the Corporation. For these reasons, the Board believes that the composition of the Board is both appropriate and beneficial to the Corporation and its shareholders and that Mr. Bronfman is the most qualified director to act as Chairman.

     Functioning. The Board approves major capital commitments, acquisitions and expenditures which exceed established thresholds, significant divestitures, dividends and certain changes to the Corporation's capital structure. The Board does not have a formal Nominating Committee. In its stead, the Executive Committee performs the functions of a nominating committee for the Corporation and provides for timely and orderly nomination of new members capable of contributing to the effectiveness of the Board. The Corporation has a formal position description for directors. Consistent with such position description, in considering candidates for election to the Board, experience running a major business enterprise involved in the global distribution of products or services, significant managerial leadership, good judgment, business acumen and board experience with public companies are taken into account. The Corporation does not have a formal process for assessing the effectiveness of the Board as a whole, the committees of the Board and the contribution of individual directors, nor does it have formal processes and practices to ensure the independence of the Board from management.

     The Corporation educates its new directors through presentations and by providing them with materials which contain basic information about the Corporation and related matters, which materials are updated, as appropriate. In addition, Board meetings are held at various facility sites to provide the directors with additional insight into the Corporation's businesses.

     The Board has not developed a formal position description for the CEO. Although the Board and Human Resources Committee do not establish formal corporate objectives for the CEO, certain portions of the compensation of the CEO are determined with reference to established criteria. See "Report on Executive Compensation". In addition, there is regular discussion at Board and Human Resources Committee meetings regarding achievement by senior management of corporate and business unit strategic objectives.

     Although there is no formal procedure to enable individual directors to engage an outside advisor at the expense of the Corporation, outside advisors are retained from time to time to represent and advise directors, as appropriate.

BOARD MEETINGS, COMMITTEES

     During the Fiscal Year the Board of Directors held fifteen meetings and committees of the Board held a total of seventeen meetings. With the exception of The Honourable Paul Desmarais and Lew R. Wasserman, who retired from the Board in November 1997 and February 1998, respectively, all directors attended 75% or more of the meetings of the Board of Directors and of the committees of the Board on which they served during the time in which they were directors or committee members.

     The Board has established four committees to assist the Board in effectively carrying out its responsibilities: Executive; Audit; Human Resources; and Corporate Governance Committees. With the exception of the Executive Committee, each of the committees of the Board is comprised entirely of "outside" directors, a majority of which are "unrelated". All of the committees of the Board report to the Board on a regular basis. Additional information on each of the committees is set out below.

     Executive Committee. The members of the Executive Committee are Edgar M. Bronfman, The Honourable Charles R. Bronfman, Edgar Bronfman, Jr., Matthew W. Barrett, Richard H. Brown, Barry Diller, Senator E. Leo Kolber and Samuel Minzberg, five of whom are "outside" directors and three of whom are "unrelated". The Executive Committee met three times during the Fiscal Year. The Committee's mandate is to exercise all of the powers of the Board in the management and direction of the operations of the Corporation, except such acts as must by law be performed by the full Board and any matter which the full Board retains for itself.

     Corporate Governance Committee. The members of the Corporate Governance Committee are The Honourable William G. Davis, Chairman, David L. Johnston, Marie-Josee Kravis and John S. Weinberg, all of whom are "outside" directors and three of whom are "unrelated". The Corporate Governance Committee met two times during the Fiscal Year. The Committee's mandate is to develop the Corporation's approach to governance issues, the Corporation's response to the TSE guidelines and to review the form and adequacy of the compensation of directors. In furtherance of this mandate, the Committee reviews and assesses the Corporation's procedures with respect to a wide range of governance issues identified in the TSE guidelines.

     Audit Committee. The members of the Audit Committee are C. Edward Medland, Chairman, Matthew W. Barrett, Laurent Beaudoin, The Honourable William G. Davis and Michele J. Hooper, all of whom are "outside" directors and four of whom are "unrelated". The Committee met six times during the Fiscal Year. The primary responsibilities of the Committee are to review the nature and scope of the audit and non-audit services provided by the Corporation's independent auditors, to recommend the retention or replacement of the independent auditors, to review the recommendations of the independent auditors and the responses of the Corporation's management, to review internal accounting and financial procedures of the Corporation, to review the Corporation's annual and quarterly financial statements, to review matters in regard to the Corporation's defined benefit plans, to review the Corporation's risk management and insurance plans and to monitor the Corporation's program for compliance with policies on business ethics. The Audit Committee assesses the integrity of the Corporation's internal controls, including computer-based systems.

     Human Resources Committee. The members of the Human Resources Committee are Marie-Josee Kravis, Chairman, Richard H. Brown, Andre Desmarais, David L. Johnston, Senator E. Leo Kolber, and John S. Weinberg, all of whom are "outside" directors and five of whom are "unrelated". The Committee met six times during the Fiscal Year. Its principal functions are to supervise development of management resources, to review the performance and compensation of the Chief Executive Officer, to review the annual compensation of all officers of the Corporation and selected officers and employees of subsidiary companies, and to review all executive compensation plans and major changes to existing employee benefit plans. The Committee is also responsible for reviewing the succession plan for senior management.

COMPENSATION OF DIRECTORS

     The Corporation's directors, other than those who are employees of the Corporation, are paid $35,000 a year plus a fee of $1,500 for each Board and committee meeting attended, and are reimbursed for travel expenses incurred in connection therewith. Committee chairmen receive an additional $4,500 per year. Directors who are employees of the Corporation or its subsidiaries do not receive compensation by reason of their membership on, or attendance at meetings of, the Board or committees thereof.

     Non-employee directors receive at least 50% of their annual fees in Shares or Share equivalents pursuant to The Seagram Company Ltd. Stock Plan for Non-Employee Directors. Under the plan, each non-employee director may elect to receive either 50% or 100% of his or her annual retainer in Shares or deferred share units. If a director elects to receive Shares, the applicable retainer amount (net of withholding taxes) will be used to purchase Shares on the open market. The Shares will be delivered promptly to the director. If a director elects to receive deferred share units, units representing the value of Shares will be credited to the director's account based on the market value of a Share on the annual crediting date. Deferred share units will be paid to the director, along with the value of dividends as if reinvested in additional Shares, after termination of Board service. Payment will be made in Shares or cash, net of tax withholding, based on the then market value of the Shares. Fees for attending Board and committee meetings and/or for serving as a Board committee chairman may also be received in deferred share units at the election of non-employee directors.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table summarizes the compensation of the Corporation's chief executive officer and each of the Corporation's four other most highly compensated executive officers with respect to the Fiscal Year, the fiscal year ended June 30, 1997 and the five month transition period ended June 30, 1996.

------------------------------------------------------------------------------------------------------------------------------------
                     Annual Compensation                    Long-Term Compensation
------------------------------------------------------------------------------------------------------------------------------------
                                                                  Awards
                                                    --------------------------------------------------------------------------------
                                                                                                              Payouts
                                                                Other                          Securities                       All
                                                                Annual       Restricted        Underlying       LTIP          Other
  Name and                     Year(1)     Salary      Bonus Compensation   Stock Awards      Options/SARs    Payouts   Compensation
  Principal Position                        ($)         ($)      ($)           (#)                (#)          ($)          ($)
------------------------------------------------------------------------------------------------------------------------------------
 Edgar M. Bronfman       June 30, 1998   750,000    750,000    370,083(2)         0              80,000         0       111,206(3)
   Chairman of the       June 30, 1997   750,000    787,500    372,184            0              80,000         0        93,380(3)
   Board of the          June 30, 1996   312,500    293,750     68,893            0              80,000         0           250(3)
   Corporation and
   of JES
------------------------------------------------------------------------------------------------------------------------------------
 Charles R. Bronfman     June 30, 1998   600,000    600,000     66,684(4)         0              69,200         0             0
   Co-Chairman of the    June 30, 1997   600,000    630,000          0            0              69,200         0             0
   Board of the          June 30, 1996   250,000    235,000          0            0              69,200         0             0
   Corporation and JES
   and Chairman of the
   Executive Committee
   of the Corporation
------------------------------------------------------------------------------------------------------------------------------------
 Edgar Bronfman, Jr.     June 30, 1998 1,000,000  3,000,000     30,289            0                   0         0        18,929(3)
   President and Chief   June 30, 1997 1,000,000  3,150,000     63,440            0                   0         0        17,864(3)
   Executive Officer of  June 30, 1996   416,675  1,175,000          0            0           1,000,000         0             0
   the Corporation and
   of JES
------------------------------------------------------------------------------------------------------------------------------------
 Robert W. Matschullat   June 30, 1998   920,015  2,250,000      9,934            0           1,500,000         0         1,125(3)
   Vice Chairman and     June 30, 1997   795,840  1,000,000      6,674            0             150,000         0         1,125(3)
   Chief Financial       June 30, 1996   312,500    312,500          0            0                   0         0           188(3)
   Officer of the
   Corporation and
   of JES
------------------------------------------------------------------------------------------------------------------------------------
 Frank J. Biondi, Jr.    June 30, 1998 1,000,000  4,988,385    282,756(6)         0             200,000         0       337,572(7)
   Chairman and          June 30, 1997 1,000,000  5,850,000    477,832            0             200,000         0       314,426
   Chief Executive       June 30, 1996   189,744    853,846          0            0           1,500,000         0        56,712
   Officer of
   Universal(5)
------------------------------------------------------------------------------------------------------------------------------------


(1) The Corporation changed its fiscal year end to June 30, effective June 30, 1996. The table reflects information for the Fiscal Year, the fiscal year ended June 30, 1997 and the five month transition period ended June 30, 1996.

(2) Other Annual Compensation for the Fiscal Year includes $81,003 for financial counseling services and $63,000 which represents the current dollar value of the insurance premiums paid to provide surviving spouse retirement benefits.

(3) Reflects the aggregate value of the contributions by the Corporation's subsidiaries under the Retirement Savings and Investment Plan for Employees of Joseph E. Seagram & Sons, Inc. and Affiliates and the current dollar value benefit of the premiums paid under the JES Insurance and Salary Continuation Programs.

(4) Other Annual Compensation for the Fiscal Year includes $43,470 which represents the imputed income on the Corporation's group life insurance premiums.

(5) Mr. Biondi became Chairman and Chief Executive Officer of Universal on April 23, 1996.

(6) Other Annual Compensation for the Fiscal Year includes reimbursements of $60,908 pursuant to Universal's relocation program.

(7) All Other Compensation for the Fiscal Year includes $322,100 of deferred compensation paid pursuant to Mr. Biondi's employment agreement with Universal and $15,472 contributed by Universal to the Universal Studios, Inc. Profit Sharing Trust.

                        OPTION/SAR GRANTS IN FISCAL YEAR

------------------------------------------------------------------------------------------------------------------------------------
                                                                                     Potential Realizable Value
                          Number of                                                  at Assumed Annual Rates
                          Securities     % of Total                                  of Stock Price Appreciation
                          Underlying    Options/SARs    Exercise                     for Option Term
                         Options/SARs    Granted to     or Base                      -----------------------------------------------
                           Granted      Employees in     Price         Expiration       0%            5%                10%
         Name                (#)        Fiscal Year       ($)             Date          ($)          ($)                ($)
------------------------------------------------------------------------------------------------------------------------------------
 Edgar M. Bronfman         80,000 (1)        1%         37.3438     February 8, 2008     0          1,878,811         4,761,305
------------------------------------------------------------------------------------------------------------------------------------
 Charles R. Bronfman       69,200 (1)        1%         37.3438     February 8, 2008     0          1,625,172         4,118,529
------------------------------------------------------------------------------------------------------------------------------------
 Edgar Bronfman, Jr.                0       N/A             N/A            N/A          N/A               N/A               N/A
------------------------------------------------------------------------------------------------------------------------------------
 Robert W. Matschullat  1,000,000 (2)       18%         37.3438     February 8, 2008     0         23,485,142        59,516,308
                          500,000 (2)                   52.2813                          0          4,273,821        22,289,404
------------------------------------------------------------------------------------------------------------------------------------
 Frank J. Biondi, Jr.     200,000 (3)        2%           39.75       June 30, 2007      0          4,999,676        12,670,233
------------------------------------------------------------------------------------------------------------------------------------
 All Shareholders (4)                                                                    0      8,936,983,109    22,648,201,530
------------------------------------------------------------------------------------------------------------------------------------
 Gain to Named Executive Officers as a Percentage of Gain to all Shareholders            0%                  0%                0%
------------------------------------------------------------------------------------------------------------------------------------

(1) Options to purchase Shares which were granted on February 9, 1998 and become exercisable in equal installments over a three-year period beginning on the first anniversary of the date of grant.

(2) Options to purchase Shares which were granted on February 9, 1998 and become exercisable in five equal annual installments beginning on December 31, 1998.

(3) Options to purchase Shares which were granted on July 1, 1997 and became exercisable on July 1, 1998.

(4) The potential realizable gain to all shareholders is calculated based on 347,132,224 Shares outstanding and a fair market value of $40.9375 per Share on June 30, 1998.

               AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

----------------------------------------------------------------------------------------------------------------------------
                                                                NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                               UNDERLYING UNEXERCISED                 IN-THE-MONEY
                            SHARES                                 OPTIONS/SARS AT                   OPTIONS/SARS AT
                         ACQUIRED ON          VALUE                FISCAL YEAR-END                   FISCAL YEAR-END
                           EXERCISE          REALIZED         EXERCISABLE/UNEXERCISABLE         EXERCISABLE/UNEXERCISABLE
NAME                         (#)               ($)                       (#)                               ($)
----------------------------------------------------------------------------------------------------------------------------
 Edgar M. Bronfman         121,200          2,334,433              763,921/159,999                 11,560,497/565,824
----------------------------------------------------------------------------------------------------------------------------
 Charles R. Bronfman          0                 0                  454,901/138,399                  5,461,534/489,437
----------------------------------------------------------------------------------------------------------------------------
 Edgar Bronfman, Jr.          0                 0                 2,785,600/900,000               33,281,600/6,018,750
----------------------------------------------------------------------------------------------------------------------------
 Robert W.
  Matschullat                 0                 0                 545,500/1,550,000                3,246,500/3,665,575
----------------------------------------------------------------------------------------------------------------------------
 Frank J. Biondi, Jr.         0                 0                 800,000/1,100,000                4,400,000/4,625,000
----------------------------------------------------------------------------------------------------------------------------

PENSION, BENEFIT EQUALIZATION, SALARY CONTINUATION AND SEVERANCE PLANS

     JES maintains a pension plan for employees (including Edgar M. Bronfman, Edgar Bronfman, Jr., Robert W. Matschullat and other officers) of JES and certain of its U.S. subsidiaries. Benefits under this plan are based upon salary as reported in the "Summary Compensation Table", and are subject to statutory limitations as to maximum amounts payable. A separate benefit equalization plan provides for additional payments on an unfunded basis with respect to awards payable under the Management Incentive Plan of JES ("MIP") and the Corporation's Senior Executive Short-Term Incentive Plan ("STIP") and amounts in excess of statutory limitations for certain senior executives of JES, including Edgar M. Bronfman, Edgar Bronfman, Jr. and Robert W. Matschullat. The benefit equalization plan also grants to participating senior executive employees credit for one year of additional service (up to a maximum of 15 years) for each year of actual service, up to a combined aggregate of 35 years of service (up to 40 years under certain circumstances), provided that such employees have attained the age of 65 (or earlier under certain circumstances) and have accumulated at least ten years of service for purposes of the pension plan. The estimated annual pension benefits (calculated on a straight-life basis) payable on retirement to eligible employees at or after age 65 under the plans as currently in effect at an assumed average covered compensation during any five years of the last ten years of employment in which the covered compensation was the highest are shown below.

                               PENSION PLAN TABLE
--------------------------------------------------------------------------------

                                 Annual pension for representative
                                    years of continuous service
  Five-year average    -----------------------------------------------------
  final compensation      5        10         20          30          40
  --------------
      $1,200,000        90,000   180,000     360,000     539,000     719,000
       1,600,000       120,000   240,000     480,000     719,000     959,000
       2,000,000       150,000   300,000     600,000     899,000   1,199,000
       2,400,000       180,000   360,000     720,000   1,079,000   1,439,000
       2,800,000       210,000   420,000     840,000   1,259,000   1,679,000
       3,200,000       240,000   480,000     960,000   1,439,000   1,919,000
       3,600,000       270,000   540,000   1,080,000   1,619,000   2,159,000
       4,000,000       300,000   600,000   1,200,000   1,799,000   2,399,000

--------------------------------------------------------------------------------

     At June 30, 1998, Edgar M. Bronfman was credited with 40 years (the maximum years permitted under the plans), Charles R. Bronfman was credited with 18 months, Edgar Bronfman, Jr., was credited with 16 years and Robert W. Matschullat was credited with two years for purposes of the plans. JES has agreed with Robert W. Matschullat that upon his retirement he will receive a minimum annual pension benefit of $50,000 multiplied by the number of years (or portions thereof) of his actual service to the Corporation. JES has also agreed that if Mr. Matschullat retires after continuous employment through December 31, 2002, he will be credited with fifteen years of service for purposes of the plans and other benefits.

     JES maintains a program which provides retirement salary continuation benefits for Edgar M. Bronfman and Edgar Bronfman, Jr. and certain other executives of JES. If the participant retires after the age of 55 with ten or more years of service, he will receive an amount payable annually for ten years of up to 35% of the sum of his base salary in the last year of employment plus the highest management incentive award previously received. Effective as of 1988, there will be no new participants in the salary continuation program and, subject to the terms of such program, existing participants will receive payments based on their compensation levels at January 31, 1988.

     Joseph E. Seagram & Sons, Limited ("JES Limited"), a Canadian subsidiary of the Corporation, maintains registered pension, unfunded pension and post-retirement consulting plans for certain of the Corporation's executive employees, including Charles R. Bronfman. These plans are substantially equivalent to the pension, benefit equalization and retirement salary continuation plans of JES. The estimated aggregate annual pension benefits payable at normal retirement age, at or after age 60, under the registered and unfunded plans as currently in effect at an assumed average salary and cash bonus during any five years of the last ten years of employment in which the compensation was the highest are shown below.

                               PENSION PLAN TABLE
--------------------------------------------------------------------------------

                                                      Annual pension for representative
                                                         years of continuous service
    Five-year average      ---------------------------------------------------------------------------------------
    final compensation                10                20               30                40                45
  ----------------------------------------------------------------------------------------------------------------
  (Canadian Dollars)
        $ 200,000          $        30,000   $        60,000   $        90,000   $       120,000   $       135,000
          400,000                   60,000           120,000           180,000           240,000           270,000
          600,000                   90,000           180,000           270,000           360,000           405,000
          800,000                  120,000           240,000           360,000           480,000           540,000
        1,000,000                  150,000           300,000           450,000           600,000           675,000
        1,200,000                  180,000           360,000           540,000           720,000           810,000
        1,400,000                  210,000           420,000           630,000           840,000           945,000

--------------------------------------------------------------------------------

     At June 30, 1998, Charles R. Bronfman was credited with 35 years of service for purposes of the registered pension plan (the maximum years permitted by such plan) and 46 years of service for purposes of the unfunded pension and post-retirement consulting plans.

     JES maintains a severance pay plan (the "Severance Pay Plan") for certain non-union employees of JES and certain of its U.S. subsidiaries, including Edgar
M. Bronfman, Edgar Bronfman, Jr. and Robert W. Matschullat. The named executive officers are entitled to receive benefits under the Severance Pay Plan only if their employment is terminated due to a permanent and complete closing of a location, a job elimination, or a failure to consistently perform at a level that meets minimum acceptable requirements. The Severance Pay Plan provides benefits to eligible employees equal to a certain portion of their annual rate of base salary for each year of service, subject to a maximum amount. The maximum period of time over which benefits may be provided under the Severance Pay Plan is 24 months.

EMPLOYMENT AND CONSULTING AGREEMENTS

     In connection with his continued employment as Vice Chairman and Chief Financial Officer and a director of the Corporation and JES, Robert W. Matschullat and JES entered into an amended and restated employment agreement dated February 4, 1998 which provides that Mr. Matschullat is paid an annual salary of $1,000,000 and participates in all benefit plans and arrangements generally applicable to JES senior executives. Pursuant to the JES MIP or the Corporation's STIP or any successor plans, Mr. Matschullat has the opportunity to earn an annual cash incentive bonus for the Fiscal Year targeted at $2,250,000, which target will be adjusted annually until June 30, 2002, by an amount equal to the inflation rate multiplied by the sum of the preceding year's target bonus plus $1,000,000. In lieu of other option grants during the period from February 9, 1998 to June 30, 2002, on February 9, 1998 Mr. Matschullat was awarded a special one-time grant of options to purchase 1,000,000 Shares at their fair market value on the date of grant and options to purchase 500,000 Shares at 140% of such fair market value. Such options become exercisable in five equal annual installments commencing on December 31, 1998 and expire ten years from the date of grant unless terminated earlier upon the occurrence of certain events.

     If Mr. Matschullat's employment with the Corporation and JES is terminated by him with good reason, or by the Corporation and JES without cause, all options then held by Mr. Matschullat will become exercisable in full (and, if such termination constitutes a "retirement" as defined in the employment agreement, he may hold such options until their original expiration dates) and Mr. Matschullat will be entitled to receive: (i) all accrued and unpaid salary and bonus, (ii) an amount equal to two times his annual salary and target bonus and (iii) continuation of medical, dental and insurance coverage for two years following the date of termination or, if earlier, the date on which Mr. Matschullat becomes eligible for coverage with a subsequent employer. If Mr. Matschullat's employment terminates by reason of his death or permanent disability during the term of his employment agreement, in addition to accrued salary and bonus, Mr. Matschullat will receive an amount equal to one-year's salary plus a pro rated portion of his targeted annual bonus.

     In connection with his appointment as Chairman and Chief Executive Officer of Universal on April 23, 1996, Frank J. Biondi, Jr., Universal and the Corporation entered into an employment agreement dated as of such date with a term ending on June 30, 2001 which provides that Mr. Biondi is paid an annual salary of $1,000,000 and participates in all benefit plans and arrangements and certain medical, life insurance and auto plans available to Universal executives. Pursuant to the STIP, Mr. Biondi has the opportunity to earn an annual cash incentive bonus for each fiscal year commencing on or after July 1, 1996 targeted at $4,500,000, adjusted for inflation in future years, up to a maximum of twice the initial target, if and to the extent applicable Universal performance targets are met. Mr. Biondi will receive deferred annual compensation for each year in an amount equal to his previous year's salary and deferred compensation, adjusted for inflation, less $1,000,000, with such deferred compensation to be paid in January of the first calendar year following the fiscal year in which Mr. Biondi ceases to be an executive officer of Universal. Mr. Biondi will receive annual grants of ten-year options (which become exercisable after one year) to purchase 200,000 Shares at the fair market value of such Shares on the date of grant. On April 23, 1996, Mr. Biondi was awarded a special one-time grant of options to purchase 1,000,000 Shares at their fair market value on the date of grant and options to purchase 500,000 Shares at 140% of such fair market value. Such options become exercisable in five equal annual installments commencing on April 23, 1997 and expire ten years after the date of grant unless terminated earlier upon the occurrence of certain events.

     If Mr. Biondi's employment with Universal is terminated by him with good reason, including the diminution of the Corporation's ownership of Universal below specified levels or the sale of substantially all of Universal's income producing assets or property, or by Universal without cause, Mr. Biondi's options will become exercisable in full and Mr. Biondi will be entitled to receive (i) salary, deferred compensation and target bonus payments for the longer of two years from such termination date or the expiration of the term of his employment agreement, (ii) a cash payment of between $5,000,000 and $15,000,000 depending upon when such termination occurs, and (iii) continuation of medical, dental and insurance coverage until the earlier of the conclusion of the continuation period or his eligibility for coverage with another employer, with life insurance coverage maintained until June 30, 2001. If Mr. Biondi's employment terminates by reason of his death during the term of his employment agreement, Mr. Biondi's beneficiary is entitled to receive salary, deferred compensation and target bonus payments for the shorter of one year from such date or the remainder of the term of his employment agreement. If Mr. Biondi's employment is terminated by reason of his permanent disability, he is generally entitled to receive (i) salary, deferred compensation and target bonus payments continuing for the shorter of two years from such date or the remainder of the term of his employment agreement, and (ii) 60% of salary until the earlier of his attainment of age 65 or the end of his permanent disability, in either case, as reduced by the amount of any other benefits otherwise payable to Mr. Biondi in connection therewith. With respect to any of the payments described herein, if such payments would result in the imposition of an excise tax upon Mr. Biondi under Section 4999 of the United States Internal Revenue Code (the "Code"), Mr. Biondi shall also receive a cash payment equal to the sum of such excise taxes due by reason of such payments, plus any amount necessary to place Mr. Biondi in the same after-tax position as if no such excise taxes had been imposed. In addition, Universal will provide him with a $10,000,000 life insurance benefit during the term of the agreement. The agreement also restricts Mr. Biondi's ability to interfere with the businesses of Universal, its subsidiaries and affiliates for two years following the termination of his employment and, in the event his employment is terminated by Universal for cause, by him without good reason or due to his permanent disability, his ability to compete with such entities for the lesser of one year following such termination or the remainder of the term of his employment agreement.

     During the Fiscal Year, the Corporation paid Lew R. Wasserman, who was a director of the Corporation until February 1998 as well as the former Chairman and Chief Executive Officer of Universal, consulting fees in the amount of $1,000,000 pursuant to the terms of his employment agreement with Universal dated as of December 6, 1988, as amended. Pursuant to such agreement, Mr. Wasserman became a consultant and advisor to Universal on an exclusive basis effective January 4, 1996 at an annual fee of $1,000,000 and will serve in that capacity until his death or his election to terminate such relationship. Under the terms of the agreement, Mr. Wasserman participated, and while he serves as a consultant will continue to participate, in benefit plans generally available to Universal employees and certain medical, life insurance and auto plans available to Universal executives.

REPORT ON EXECUTIVE COMPENSATION

     The Human Resources Committee of the Board of Directors (the "Committee"), which consists of directors who are not employed by the Corporation, has furnished the following report on executive compensation:

     Compensation for executive officers consists primarily of three components: salary, annual incentive compensation and stock-based compensation. The general guidelines used by the Corporation to determine the levels of these components are described below. It should be noted, however, that the compensation of certain executive officers is governed by the terms of employment agreements, certain of which are described above under "Employment and Consulting Agreements".

     The Corporation annually reviews compensation data from surveys conducted by independent compensation consultants relating to approximately 30 companies consisting primarily of Fortune 500 and similar international companies in the food, beverage and consumer products industries and, in the case of the CEO, a group of 12 Fortune 500 and similar international consumer product and entertainment companies (the "Comparison Group"). The peer group included in the performance graph on page 19 consists of companies of varying sizes engaged in the beverage alcohol, food and entertainment businesses, some of which are included in the Comparison Group. The Committee believes the Comparison Group more accurately reflects the Corporation's competitors for executive talent. Based on its review of the Compensation data, the Committee determines the various components of executive compensation for each executive officer. A subcommittee consisting of Marie-Josee Kravis, Richard H. Brown, Andre Desmarais and David L. Johnston (the "Subcommittee") approves awards and administers the Senior Executive Short-Term Incentive Plan ("STIP") and 1996 Stock Incentive Plan described below.

     Salary. Salaries for executive officers are generally maintained at competitive levels within relevant labor markets and are reviewed annually to maintain a competitive position. For the Fiscal Year, the Corporation targeted base salaries in the third quartile relative to the Comparison Group for similar positions. Salary was determined for each executive based on the executive's responsibilities, skills and sustained performance.

     Annual Incentive Compensation. Annual incentive awards are paid to participating executive officers under either the STIP or the Management Incentive Plan ("MIP") of JES. For the Fiscal Year, the Subcommittee established target awards under the STIP based upon the Corporation or applicable operating unit achieving prescribed objectives for earnings before interest, taxes, depreciation and amortization ("EBITDA"). Target awards under the MIP were based upon the Corporation and any applicable operating unit achieving prescribed objectives for EBITDA and Seagram Value Added (defined as EBITDA in excess of capital cost). Under the plans, target annual incentive awards for executive officers ranged from approximately 40% to 450% of salary in effect for the Fiscal Year. Annual incentive awards for executive officers generally were targeted at levels such that if targets were achieved, incentive awards in combination with salary would result in executive officers earning cash compensation at approximately the 75th percentile of the Comparison Group for similar positions. Awards under the STIP can be reduced by the Subcommittee for any reason including its assessment of individual performance or of the financial performance of the Corporation or its operating units. MIP awards may be reduced or increased based on an assessment of the individual executive's performance. Actual awards were determined at the end of the Fiscal Year and ranged from 90% to 120% of targets based on the actual performance of the Corporation or the applicable operating unit as well as on the individual executive's performance. Executives may elect to receive their MIP awards on a deferred basis in the form of cash or Shares.

     Stock-Based Compensation. The Corporation's 1996 Stock Incentive Plan ("Incentive Plan") provides an opportunity for participating executive officers and other participating employees to benefit from the appreciation in the value of the Shares. Options are an important element of the total compensation program.

     Since the exercise price of an option granted under the Incentive Plan cannot be less than the fair market value of a Share on the date of grant, options produce value for recipients only if the price of Shares increases relative to the price on the grant date. Options generally are granted to executive officers annually, have ten year terms (subject to early termination in certain circumstances) and generally have three-year vesting periods (subject to acceleration in certain circumstances), although the Incentive Plan provides the Subcommittee with the flexibility to grant options with different vesting periods. Generally, the number of options granted to executive officers annually is determined so that the aggregate value of base salary, targeted short-term incentive awards and stock option grants would approximate the 75th percentile of the aggregate value of base salary, annual bonus and stock option grants for similar positions at companies in the Comparison Group. For this purpose, stock options are valued using a variant of the Black-Scholes option pricing model. In granting options annually, the amount and terms of outstanding options held by executive officers generally are not taken into account.

     Compensation for the Chief Executive Officer. For the Fiscal Year, the base salary for Edgar Bronfman, Jr. remained at $1,000,000 and his target annual incentive was set at 300% of salary. Mr. Bronfman was awarded 100% of his target annual incentive under the STIP for the Fiscal Year. Mr. Bronfman's salary is between the median and the 75th percentile of salary paid by members of the Comparison Group. Including his bonus, Mr. Bronfman's total cash compensation is between the median and the 75th percentile of total cash compensation for chief executive officers of the Comparison Group.

     In 1993 the Committee approved a five-year equity-based compensation program for Mr. Bronfman providing for annual grants of stock appreciation rights ("SARs") to the extent the return on the Shares exceeds the return on the shares included in the Standard & Poor's 500 Composite Index ("S&P 500"). The SAR program did not result in any SAR grants during the Fiscal Year.

     Section 162(m) of the Internal Revenue Code. Section 162(m) of the Code limits the deductibility of certain types of compensation in excess of $1 million paid to persons named in the Summary Compensation Table. The Corporation believes that compensation paid under the STIP and awards of stock options under the Incentive Plan satisfy the requirements of 162(m). However, Section 162(m) may limit JES' ability to deduct some other types of compensation paid to individuals named in the Summary Compensation Table. The Committee believes it should maintain the flexibility to design compensation strategies that can respond quickly to marketplace and the Corporation's needs even if such compensation is not fully deductible.

                                       HUMAN RESOURCES COMMITTEE

                                       Marie-Josee Kravis, Chairman
                                       Richard H. Brown
                                       Andre Desmarais
                                       David L. Johnston
                                       Senator E. Leo Kolber
                                       John S. Weinberg

PERFORMANCE GRAPH

     The following graph compares the cumulative five-year total return of the Corporation's Shares with the S&P 500, the Toronto Stock Exchange 300 Composite Index ("TSE 300") and a peer group. The peer group is comprised of companies included in the S&P Beverages (Alcoholic) Index together with certain non-U.S. competitors that compete with the Corporation's beverage alcohol business, companies included in the S&P Foods Index, and certain entertainment companies that compete with the Corporation's entertainment business. In addition to the Corporation, the peer group is comprised of Adolph Coors Company, Allied Domecq PLC, Anheuser-Busch Companies, Inc., Brown-Forman Corporation, Campbell Soup Company, ConAgra, Inc., Bestfoods (formerly CPC International, Inc.), The Walt Disney Company, General Mills, Inc., Diageo plc, H.J. Heinz Company, Hershey Foods Corporation, Kellogg Company, The News Corporation Limited, The Quaker Oats Company, Ralston Purina Company, Sara Lee Corporation, Time Warner Inc., Unilever N.V., Viacom Inc. and W.M. Wrigley Jr., Co. The returns of each company have been weighted according to their respective market capitalization as well as the respective revenues from the Corporation's beverage alcohol, juice and entertainment businesses.

     The performance graph assumes that $100 was invested on June 30, 1993 in the Shares, the S&P 500, the TSE 300 and the peer group and that all dividends were reinvested.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
             AMONG THE CORPORATION, S&P 500, TSE 300 AND PEER GROUP
                         (TWELVE MONTHS ENDED JUNE 30)
[S&P CHART]

    MEASUREMENT PERIOD
   (FISCAL YEAR COVERED)        SEAGRAM          S&P 500          TSE 300         PEER GROUP
1993                              100              100              100              100
1994                              118              101              104              103
1995                              138              128              120              118
1996                              136              161              136              132
1997                              166              217              177              162
1998                              172              282              206              222

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Human Resources Committee is comprised of six "outside" directors, Richard H. Brown, Andre Desmarais, David L. Johnston, Senator E. Leo Kolber, Marie-Josee Kravis and John S. Weinberg. Certain information with respect to entities with which certain of such members are related is set forth below.

     As of August 31, 1998, Universal held approximately 26% of the common stock of Loews Cineplex Entertainment Corporation ("Loews Cineplex"). Pursuant to film distribution and exhibition agreements entered into in accordance with normal business terms and conditions, Universal receives film licensing fees from Loews Cineplex and pays Loews Cineplex distribution fees. As of August 31, 1998, certain entities and persons related to Charles R. Bronfman held approximately 7% of the common stock of Loews Cineplex. Senator E. Leo Kolber, a director of the Corporation, is a director of Loews Cineplex and as of August 31, 1998 beneficially owned approximately 0.6% of the common stock of Loews Cineplex.

     Goldman, Sachs & Co. from time to time performs investment banking services and provides investment advice for the Corporation and its subsidiaries, including acting as financial advisor to the Corporation in connection with the sale of Tropicana Products, Inc. to PepsiCo, Inc., as a dealer in the sale of commercial paper issued by JES, as a market maker in certain securities of JES, as a broker in connection with the Corporation's Share Purchase Program in the United States, and as managing underwriter or participating underwriter in connection with the sale of securities. John S. Weinberg, a director of the Corporation, is Managing Director of Goldman, Sachs & Co.

TRANSACTIONS WITH DIRECTORS AND OTHERS

     During the Fiscal Year, Claridge Inc. ("Claridge") reimbursed a subsidiary of the Corporation for use of aircraft owned by such subsidiary in the amount of $125,429, representing Claridge's pro rata share of all applicable operating expenses. The CRBFT owns all of the shares of Claridge. Charles R. Bronfman, Samuel Minzberg and Arnold M. Ludwick are among the directors and officers of Claridge.

     During the Fiscal Year, the Corporation paid or accrued rent and reimbursed expenses to Claridge in the amount of Cdn. $392,998 (and Cdn. $31,547 during the current fiscal year to August 31, 1998) with respect to use by the Corporation of office and parking space and secretarial services. During the Fiscal Year, Claridge also paid or accrued rent and reimbursed the Corporation in the amount of $67,364 (and $17,610 during the current fiscal year to August 31, 1998) with respect to use by Claridge of office space in the Corporation's offices in New York.

     Bank of Montreal extends credit and provides other services to the Corporation and its subsidiaries from time to time, including serving as a co-agent and lender pursuant to several credit agreements with the Corporation and its subsidiaries, acting as an issuing agent and broker for commercial paper of the Corporation and providing cash management and other services to the Corporation and certain of its subsidiaries. Matthew W. Barrett, a director of the Corporation, is Chairman and Chief Executive Officer of Bank of Montreal. Nesbitt Burns Inc., an affiliate of Bank of Montreal, acts as a broker in connection with the Corporation's Share Purchase Program in Canada.

     During the Fiscal Year, JES paid or accrued consulting fees in the amount of $75,000 (and $12,500 during the current fiscal year to August 31, 1998) with respect to consulting services provided to JES and its affiliates by Henry Consultants Ltd., a company which is beneficially owned by Frank Alcock, the father-in-law of Edgar Bronfman, Jr.

     Mr. Samuel Minzberg is of counsel to the Montreal office of Goodman Phillips & Vineberg, a law firm which provided legal services to the Corporation during the Fiscal Year.

     In connection with the Corporation's offer (the "Offer") to acquire all of the issued shares of PolyGram, the Corporation and Philips, the beneficial owner of 75% of the issued shares of PolyGram, have entered into a stockholders agreement dated as of June 21, 1998 (the "Stockholders Agreement") pursuant to which the Corporation and Philips have agreed to certain arrangements relating to Philips' ownership of the Shares following consummation of the Offer. Upon consummation of the Offer, it is anticipated that Philips will beneficially own

                                       20
between 9.1% and 12.1% of the Shares (after giving effect to the issuance of additional Shares pursuant to the Offer), depending upon the extent to which other PolyGram shareholders elect to receive Shares in the Offer.

     Pursuant to the Stockholders Agreement, the Corporation has agreed to use its best efforts to cause the election of the Chief Executive Officer of Philips to the Board of Directors for so long as Philips beneficially owns at least 5% of the Shares. Accordingly, it is anticipated that Cornelis Boonstra, the Chairman of the Board of Management and the President of Philips, will be appointed to the Board of Directors of the Corporation following consummation of the Offer. Mr. Boonstra is 60 years old, has served in his present position since October 1, 1996 and did not beneficially own any Shares as of August 31, 1998. In addition, the Stockholders Agreement also provides that at any time Philips is entitled to designate a director thereunder, Philips will also be entitled to appoint one ex officio member of the Board of Directors, who will be entitled to notice of and to attend meetings of the Board of Directors and to receive all information circulated or made available to the Board of Directors. Such ex officio member will not be deemed to be a member of the Board of Directors for purposes of determining a quorum or for any other purpose, and will not have the right to vote on any matter voted on by the Board. Philips has informed the Corporation that it intends to select Jan Hommen, Executive Vice President and the Chief Financial Officer of Philips, to serve as the ex officio member of the Board of Directors.

     Pursuant to the Stockholders Agreement, subject to certain conditions, (i) Philips has agreed to vote its Shares to cause each of the nominees designated by the Board of Directors to be elected to the Board and (ii) in connection with any vote of shareholders of the Corporation relating to any other matter, unless the Corporation otherwise consents in writing, Philips has agreed to vote its Shares, at its option, either proportionately on the same basis as the other shareholders so vote or as recommended by the Board of Directors. Philips has also agreed that (i) transfers of its Shares will be subject to various restrictions and (ii) it will not acquire any additional Shares or participate in certain extraordinary transactions involving the Corporation or any material portion of its business. The Stockholders Agreement also grants to Philips customary demand and piggyback rights with respect to the registration of its Shares.

     Pursuant to the terms of an Investment Agreement, dated as of October 19, 1997, among Universal, USA Networks, Inc. (formerly, HSN, Inc., "USAi"), Home Shopping Network, Inc. and Liberty Media Corporation ("Liberty") (as amended and restated as of December 18, 1997, the "Investment Agreement"), on February 12, 1998, USAi acquired USA Networks, consisting of USA Network and Sci-Fi Channel, and Universal Television, Universal's domestic television production and distribution business, from Universal in exchange for $4.075 billion in value, comprised of common stock and class B common stock of USAi and LLC shares of USAi LLC, a subsidiary of USAi, which are exchangeable for common stock and class B common stock of USAi, that effectively represented as of the closing of the transaction a 45.8% equity interest in USAi, and approximately $1.3 billion in cash. In addition to the Investment Agreement, the transaction included a number of other agreements including (i) a Governance Agreement, among USAi, Universal, Liberty and Mr. Diller, which places limits on Universal's ability to acquire additional equity securities of USAi and restricts Universal from transferring USAi securities, provides for representation on USAi's Board of Directors by Universal and Liberty and sets forth fundamental actions that require the prior consent of Universal, Liberty and Mr. Diller before USAi can take any such action; (ii) a Stockholders Agreement, among Universal, Liberty, Mr. Diller, USAi and the Corporation, which governs the acquisition of additional USAi securities by Liberty, restricts the transfer of shares, and pursuant to which Mr. Diller generally has been granted voting control over all of the USAi capital stock owned by Universal and Liberty except with respect to the fundamental actions discussed under (i) above; (iii) a Spinoff Agreement, among Universal, Liberty and USAi, providing for interim management arrangements in the event that Mr. Diller ceases to be Chief Executive Officer of USAi or becomes disabled; and (iv) agreements providing for various ongoing business arrangements between Universal and USAi, including an international distribution agreement, pursuant to which Universal has the right to distribute internationally programs produced by USAi for a fee, a domestic distribution agreement, pursuant to which USAi has the right to distribute specific Universal programming, including Universal's library of television programs, for a fee, a 50-50 joint venture managed by Universal and governing the development and exhibition of USA Network, Sci-Fi Channel and Universal's new action/suspense Channel, 13th Street, outside of the United States, a transition services agreement and agreements relating to merchandising, music administration and music publishing, home video distribution, the use by USAi of Universal's studio facilities, and certain other matters. Such ongoing arrangements were negotiated by the parties on an arms' length basis and contain normal business terms and conditions. Pursuant to the Investment Agreement, at various times between March and July 1998, Universal and Liberty exercised their preemptive rights to purchase additional LLC shares following issuances of common stock by USAi. Mr. Diller is the Chairman of the Board and Chief Executive Officer of USAi and, at July 31, 1998 owned or had the right to vote, pursuant to the Stockholders Agreement, approximately 10% of the outstanding USAi common stock, 100% of the outstanding USAi class B common stock and approximately 75% of the outstanding total voting power of USAi common stock and USAi class B common stock.

     During the Fiscal Year, Universal paid or accrued approximately $1,749,554 (and $325,180 during the current fiscal year to August 31, 1998) in expenses relating to the construction of a motion picture screening room at Mr. Biondi's residence in Los Angeles, California. The screening room will be owned by the Corporation which will be responsible for the operating costs including insurance, maintenance and property taxes. Should Mr. Biondi no longer be associated or affiliated with the Corporation, or if he sells his residence, the Corporation will remove the screening room and restore the property. If Mr. Biondi desires to retain the screening room, he has the option to purchase the screening room for the depreciated book value of the construction costs and the projection equipment and furnishings for their depreciated book value.

     The Corporation considers the amounts paid or received with respect to the various transactions discussed above and under "Human Resources Committee Interlocks and Insider Participation" to be reasonable and competitive and believes they are comparable to those which would have been paid to or received from others.

     The Corporation maintains directors' and officers' liability insurance whereby the directors and officers of the Corporation and its subsidiaries are insured against certain defined losses from claims against them in their capacities as directors and officers for defined wrongful acts. The policy covers amounts which directors and officers become obligated to pay for defined losses up to a stipulated limit in a policy year. The aggregate limit is $100,000,000 at an annual premium of $634,000, which was paid in respect of the policy year which extends until October 1998. The Corporation's deductible is $500,000.

                     AMENDMENT OF 1996 STOCK INCENTIVE PLAN

GENERAL

     Shareholders will be asked to consider and, if deemed advisable, to approve an amendment to the Corporation's 1996 Stock Incentive Plan (the "Plan") for selected key employees of the Corporation and its subsidiaries increasing the number of Shares available for grant under the Plan. The purpose of the 1996 Plan is to provide selected key employees of the Corporation and its subsidiaries an opportunity to benefit from the appreciation in the value of the Shares, thus providing an increased incentive for such employees to contribute to the future success and prosperity of the Corporation, enhancing the value of the Shares for the benefit of the shareholders and increasing the ability of the Corporation and its subsidiaries to attract and retain highly qualified individuals. During the Fiscal Year, approximately 1,500 employees received awards under the Plan. At the present time, relatively few Shares remain available for grants of awards under the Plan. Accordingly, on June 24, 1998, the Board of Directors of the Corporation adopted the following amendment (the "Amendment") to the Plan to ensure that a sufficient number of Shares are available for future grants under the Plan.

     THAT Article 4.1 of The Seagram Company Ltd. 1996 Stock Incentive Plan (the "Plan") be and it hereby is amended by increasing by 25,000,000 the total number of Common Shares upon which Awards under the Plan may be based, for a total number of Common Shares of 45,000,000.

SHAREHOLDER APPROVAL

     As a result of the Amendment, the number of Shares reserved for issuance pursuant to stock options under the Plan, together with all of the Corporation's previously established share compensation arrangements could exceed 10% of the Corporation's Shares outstanding as of August 31, 1998. Accordingly, approval of the Amendment requires the affirmative vote of a majority of the votes cast by Shareholders present, or represented by proxy, in respect of the resolution approving the Amendment.

     The Board of Directors has approved the Amendment and recommends that Shareholders vote for approval of the Amendment. The persons named in the enclosed proxy accordingly intend to vote for the approval of the Amendment unless otherwise directed by the Shareholder appointing them.

                            APPOINTMENT OF AUDITORS

     The persons named in the enclosed proxy, unless otherwise directed by the shareholder appointing them, intend to vote at the Meeting for the reappointment of PricewaterhouseCoopers LLP (formerly Price Waterhouse LLP) as auditors of the Corporation to hold office until the close of the next annual meeting of shareholders and to authorize the Board of Directors to set their remuneration. PricewaterhouseCoopers LLP have been auditors of the Corporation for many years. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from the shareholders.

                  REPORT OF DIRECTORS AND FINANCIAL STATEMENTS

     Pursuant to the requirements of the Canada Business Corporations Act, the directors will place before the shareholders at the Meeting their Report and the comparative Consolidated Financial Statements of the Corporation for the Fiscal Year but no action with respect thereto is required or proposed to be taken by the shareholders.

                      AVAILABILITY OF DISCLOSURE DOCUMENTS

     The Corporation will provide to any person or company, upon request to the Secretary of the Corporation, a copy of: (i) the latest Annual Information Form or Annual Report on Form 10-K of the Corporation, together with one copy of any document, or the pertinent pages of any document, incorporated therein by reference; (ii) the comparative Consolidated Financial Statements of the Corporation for the Fiscal Year, together with the report thereon of its auditors and any interim financial statements of the Corporation filed with the securities commissions of any province of Canada subsequent thereto; and (iii) the Proxy Circular of the Corporation for the Meeting.

                 PROCEDURE FOR SUBMITTING SHAREHOLDER PROPOSALS

     Shareholders who wish to present proposals for action at the next annual meeting of shareholders should submit their proposals in writing to the Secretary of the Corporation at the address of the Corporation set forth on the first page of this Proxy Circular so that the same are received by the Secretary no later than August 6, 1999 for inclusion in the next Proxy Circular. In addition, the persons named in management's proxy for the next annual meeting of shareholders will be entitled to exercise discretionary authority on any shareholder proposal that is not received in writing by the Secretary of the Corporation at such address by such date.

                                    GENERAL

     The contents and the sending of this Proxy Circular have been approved by resolution of the Board of Directors of the Corporation.

Montreal, Quebec, August 31, 1998

                                                    /s/ Michael C. L. Hallows

                                                      MICHAEL C. L. HALLOWS
                                                            Secretary

                           THE SEAGRAM COMPANY LTD.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE SEAGRAM COMPANY LTD. (THE "CORPORATION") FOR THE ANNUAL MEETING OF SHAREHOLDERS OF THE CORPORATION TO BE HELD NOVEMBER 4, 1998, and should be read in conjunction with the Notice of Meeting and Proxy Circular pertaining thereto.

The undersigned shareholder hereby appoints Edgar M. Bronfman, Chairman, The Hon. Charles R. Bronfman, Co-Chairman, Edgar Bronfman, Jr., President and Chief Executive Officer, and Robert W. Matschullat, Vice Chairman and Chief Financial Officer, or any one of them, OR INSTEAD OF ANY OF THEM THE UNDERSIGNED HEREBY APPOINTS

attorney or attorneys, or proxy or proxies, with full power of substitution, in the name and on behalf of the undersigned, to attend, vote and act at the Annual Meeting of Shareholders to be held on November 4, 1998, at Le Centre Sheraton, 1201 Rene-Levesque Boulevard West, Montreal, Quebec, and at any and all adjournments thereof, upon the following matters:


---------------------------------------------------------------------------------------------------------------------------
                                       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
---------------------------------------------------------------------------------------------------------------------------
    a)  Election of Directors
    Edgar M. Bronfman, The Hon. Charles R. Bronfman, Edgar Bronfman, Jr., Samuel Bronfman II, Matthew W. Barrett,
    Laurent Beaudoin, Frank J. Biondi, Jr., Richard H. Brown, The Hon. William G. Davis, Andre Desmarais, Barry Diller,
    Michele J. Hooper, David L. Johnston, Senator E. Leo Kolber, Marie-Josee Kravis, Robert W. Matschullat, Samuel Minzberg
    and John S. Weinberg.

         FOR                   WITHHELD                   FOR, except vote withheld from the following nominee(s)

         [ ]                     [ ]                      ------------------------------------------------------

    b) Amendment to the Corporation's 1996 Stock Incentive Plan

         FOR                   AGAINST                 ABSTAIN
         [ ]                     [ ]                     [ ]

    c) Appointment of PricewaterhouseCoopers LLP as Auditors

         FOR                   WITHHELD
         [ ]                     [ ]

    d) In their discretion, with respect to amendments or upon variations to matters identified above or upon such other matters as may properly come before the Meeting, hereby revoking any proxy previously given.


A SHAREHOLDER DESIRING TO APPOINT SOME OTHER PERSON, WHO NEED NOT BE A SHAREHOLDER, TO REPRESENT HIM AT THE MEETING MAY DO SO by inserting such other person's name in the space provided above.

This proxy, when properly executed, will be voted in accordance with the directions of the undersigned shareholder. IN THE ABSENCE OF SUCH DIRECTIONS, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ABOVE, FOR THE AMENDMENT TO THE CORPORATION'S 1996 STOCK INCENTIVE PLAN AND FOR THE APPOINTMENT OF AUDITORS.

NOTE: When signing as attorney, executor, administrator, trustee, authorized officer of a corporation or in any representative capacity, please insert your title as such.

Dated..........................  1998  ............................................................
                                                         Signature of Shareholder

(If not dated, this proxy is deemed to bear the date when mailed by the Corporation.)

              PROXY
PLEASE COMPLETE AND RETURN IN THE
       ENVELOPE PROVIDED.

LOGO
                                          ACCOUNT NO.                     SHARES